Year Ended October 31, 2002 John Hancock Investment Trust III - John Hancock Global Fund Series - 1 NAV per share - Class C 5.90 NAV per share - Class I N/A
- John Hancock Mid Cap Growth Fund Series - 4 NAV per share - Class C 5.99 NAV per share - Class I 6.51 - John Hancock International Fund Series - 5 NAV per share - Class C 4.81 NAV per share - Class I 5.12 - John Hancock Large Cap Growth Fund Series - 6 NAV per share - Class C 7.49 NAV per share - Class I N/A
- John Hancock U.S. Global Leaders Fund (final report 6/19/02) Series - 7 NAV per share - Class C 8.24 NAV per share - Class I 8.57